UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OPTIUM CORPORATION
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Filed by Optium Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Filed below is an earnings release issued by Optium Corporation (“Optium”) on June 5, 2008 regarding Optium’s third quarter fiscal 2008 financial results.

Forward-Looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements related to the anticipated consummation of the proposed combination of Finisar and Optium, the benefits of the proposed combination, the future financial performance of Finisar after the proposed combination and each company’s expected reported revenues for its latest quarter.  All forward-looking statements included in this filing are based on information available to Finisar and Optium as of the date of this filing and current expectations, forecasts and assumptions of each company.  Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those anticipated.  In the case of each company’s expected revenues for its latest quarter, these risks and uncertainties include adjustments to preliminary financial results that may result from the completion of the normal quarterly financial reporting process.  In the case of the proposed combination of Finisar and Optium, these risks and uncertainties include risks associated with the completion of the pending combination of Finisar and Optium and, if it is consummated, with the operations of the combined company and the other risks and uncertainties faced by each company, as reported in their most recent respective Forms 10-K, Forms 10-Q and other filings with the  SEC.  No forward-looking statements in this filing or those filings should  be relied upon as representing Finisar’s or Optium’s views or expectations as of any subsequent date and neither company undertakes any obligation to revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made.

Important Additional Information

In connection with the proposed combination of Finisar Corporation (“Finisar”) and Optium announced on May 16, 2008, Finisar plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and Optium plans to file with the SEC the same Joint Proxy Statement/Prospectus.  The definitive Joint Proxy Statement/Prospectus will be mailed to the stockholders of Finisar and Optium after clearance with the SEC.  Each company will also file with the SEC from time to time other documents relating to the proposed combination.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT IS FILED WITH THE SEC, AND OTHER DOCUMENTS FILED BY EITHER FINISAR OR OPTIUM WITH THE SEC RELATING TO THE PROPOSED COMBINATION WHEN THEY ARE FILED, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED COMBINATION.

Copies of the documents filed with the SEC by Finisar or Optium may be obtained free of charge from the SEC website maintained at www.sec.gov.  In addition, Finisar’s SEC filings may be obtained free of charge from Finisar’s website (www.Finisar.com) or by calling Finisar’s Investor Relations department at 408-542-5050 and Optium’s filings may be obtained free of charge from Optium’s website (www.Optium.com) or by calling Optium’s Investor Relations department at 267-803-3801.

Each of Finisar and Optium, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from that company’s respective stockholders in connection with the proposed combination.  Information about the directors and executive officers of Finisar (including their respective ownership of Finisar shares) is contained in Finisar’s annual meeting proxy statement filed with the SEC on February 21, 2008 and available free of charge in the manner described above.  Information about the directors and executive officers of Optium (including their respective ownership of Optium shares) is contained in Optium’s annual meeting proxy statement filed with the SEC on November 13, 2007 and available free of charge in the manner described above.  Additional information regarding the interests of such participants in the proposed combination will be included in the Joint Proxy Statement/Prospects and the other documents filed by each company with the SEC relating to the proposed combination (when filed).

Optium Corporation 200 Precision Road Horsham, PA 19044 267-803-3800 www.optium.com
News Release

Contact:

Veronica Rosa

Investor & Public Relations

267-803-3801

vrosa@optium.com

Optium Corporation Announces Third Quarter Fiscal 2008 Results

Record Revenues of $45 Million Driven by

High-Growth Product Lines and Customer Diversification

Horsham, PA, June 5, 2008 (Prime Newswire) - Optium Corporation (NASDAQ: OPTM), a leading supplier of high-performance optical subsystems, today reported financial results for the third quarter of fiscal year 2008 ended May 3, 2008.

Revenues for the third quarter of fiscal 2008 were $45.0 million, representing an increase of 30.3% from $34.5 million for the same period in the prior year.  Compared to the prior quarter, revenues increased 11.7% from $40.3 million.

Record revenues for the third quarter were driven by sequential growth across all product lines — 10Gb/s and 40Gb/s, ROADMs and Analog & Cable TV.  Revenues from Optium’s 40Gb/s and ROADM product lines grew substantially compared to the prior quarter, as Optium continues to broaden its portfolio of 40Gb/s and ROADM offerings while expanding manufacturing capacity to meet customer demand.  Revenues from 40Gb/s products grew 29.5% sequentially and ROADM revenues increased by 44% compared to the prior quarter.

“Our third quarter results reflect the benefits accruing from solid execution of the growth initiatives we have focused on for fiscal 2008, including customer diversification and expanding our product portfolio and production capacity to address high-growth segments of the optical communications market,” commented Eitan Gertel, Chairman and CEO of Optium Corporation.  “Our execution in the third quarter continued to build on these growth initiatives.  For example, during the third quarter, we passed our WSS ROADM capacity target of 1,000 units per quarter while continuing to expand our breadth of ROADM offerings, such as our high resolution 50GHz ROADM platform.  We continue to expand overall WSS ROADM capacity.  In 40Gb/s, we took advantage of being first to market with volumes of our DPSK 300pin module for line side applications, with total 40Gb/s revenues reaching 5% of revenues in the quarter.”

In accordance with U.S. generally accepted accounting principles (GAAP), net loss in the third quarter of fiscal 2008 was $(0.7) million, or $(0.03) per share, compared to a net loss of $(0.8) million, or $(0.03) per share, in the prior quarter.  Compared to $3.4 million, or $0.13 per diluted share for the same period in the prior year, net income in the third quarter declined primarily as a result of operational expenditures related to the accelerated ramp of Optium’s 40Gb/s and ROADM product lines and production capacity in anticipation of future sales, higher levels of stock-based compensation, as well as $614,000 of expenses related to the proposed merger transaction with Finisar Corporation.

Non-GAAP net income for the third quarter of fiscal 2008 was $1.7 million, or $0.07 per diluted share, compared to $1.7 million, or $0.07 per diluted share, in the prior quarter.  Note:  In evaluating the operating performance of its business, management utilizes non-GAAP financial measures that exclude certain charges and credits required by GAAP that are considered by management to be outside Optium’s core operating results.  See Appendix A and the non-GAAP reconciliation table below for more information.

Non-GAAP net income for the same period in the prior year was $4.6 million, or $0.17 per diluted share.  The decrease in non-GAAP net income from the prior year largely reflects the operational expenditures Optium has made to diversify its product portfolio with the addition of products and capacity expansion targeted at the high-growth 40Gb/s and ROADM markets.  Revenues from ROADMs and 40Gb/s products represented 24% of total third quarter revenues, compared to 18% in the prior quarter and 3% for the same period a year ago.

“For the fourth quarter, we expect revenues to be in the range of $47 to $49 million driven by continued execution and solid growth trends in the optical communications sector,” stated Gertel.

“In addition, with a significant portion of our new product line investments well underway, we are more focused than ever on demonstrating continued improvement in profitability.

“During the fourth quarter, we will also be working diligently toward regulatory and shareholder approval of our proposed combination with Finisar Corporation (NASDAQ:  FNSR) through an all-stock merger.  We currently anticipate closing the transaction during the third calendar quarter,” concluded Gertel.

Conference Call Information

The Company will host a conference call to discuss its financial performance and further information regarding its projected results for fiscal 2008 following this release on Thursday, June 5, 2008 at 4:30 p.m. eastern. The dial-in number is (877) 440-5791.  A webcast of the call, both live and archived, will also be available through the investor relations section of Optium’s website at http://ir.optium.com. A replay of the call will be available through midnight on June 12, 2008 and can be accessed by dialing (719) 457-0820 or (888) 203-1112, access code 1774532.

Optium is a leading designer and manufacturer of high-performance optical subsystems supporting core to the edge applications for use in telecommunications and cable TV network systems.  Optium’s broad suite of optical transport solutions features fixed and wavelength agile 10Gb/s and 40Gb/s transceivers and subsystems, 10Gb/s pluggable transceivers, cable TV trunking and distribution subsystems and Optium’s next generation WSS ROADM product line.  Quoted on the NASDAQ Global Market under the symbol “OPTM,” Optium is headquartered in Horsham, Pennsylvania and has offices in Sydney, Australia and Nes Ziona, Israel.  For more information, visit http://www.optium.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, business outlook of Optium Corporation (the “Company”).  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things:  risks associated with completion of the pending combination of Optium and Finisar, and if it is consummated, with the operation of the combined company; risks associated with our revenue and other financial forecasts, which may differ materially from our actual results; risks associated with the Company’s dependence on a limited number of customers for a significant percentage of its revenues; risks associated with demand patterns from specific customers and for specific products, including higher-end 10Gb/s products and cable TV products; risks associated with the Company’s ability to sell a sufficient number of ROADMs to realize the operational benefits expected from the Company’s acquisition of LCoS IP assets;; risks associated with changes in the demand for the Company’s products and/or aggressive competition, which may force the Company to reduce prices; risks associated with the development and acceptance of new products and product features; risks associated with dependence on a limited number of component suppliers and/or increased demand for components, which could lead to shortages that could disrupt or delay company shipments; risks associated with making significant investments in the expansion of the business and with increased operating and capital expenditures ahead of anticipated revenues; risks associated with the Company’s products being dependent upon the ability to anticipate and quickly respond to evolving technologies and customer requirements; risk associated with our foreign operations, including foreign currency exchange risks; risks associated with becoming subject to defending and resolving allegations or claims of infringement of intellectual property rights; risks associated with others infringing on the Company’s intellectual property rights; risks associated with the Company’s ability to retain existing personnel and recruit and retain qualified personnel; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which the Company operates; and other risks.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Optium Corporation undertakes no obligation to update or revise its forward looking statements contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Optium Corporation, see the disclosure contained in Optium Corporation’s public filings with the Securities and Exchange Commission, including the risk factors included in Optium Corporation’s Quarterly Report on Form 10-Q, filed March 13, 2008.  All filings are available through the SEC’s website at www.sec.gov or from Optium Corporation’s web site at www.optium.com.

Important Additional Information

In connection with the proposed combination of Finisar Corporation (“Finisar”) and Optium announced on May 16, 2008, Finisar plans to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and Optium plans to file with the SEC the same Joint Proxy Statement/Prospectus.  The definitive Joint Proxy Statement/Prospectus will be mailed to the stockholders of Finisar and Optium after clearance with the SEC.  Each company will also file with the SEC from time to time other documents relating to the proposed combination.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT IS FILED WITH THE SEC, AND OTHER DOCUMENTS FILED BY EITHER FINISAR OR OPTIUM WITH THE SEC RELATING TO THE PROPOSED COMBINATION WHEN THEY ARE FILED, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED COMBINATION.

Copies of the documents filed with the SEC by Finisar or Optium may be obtained free of charge from the SEC website maintained at www.sec.gov.  In addition, Finisar’s SEC filings may be obtained free of charge from Finisar’s website (www.finisar.com) or by calling Finisar’s Investor Relations department at 408-542-5050 and Optium’s filings may be obtained free of charge from Optium’s website (www.optium.com) or by calling Optium’s Investor Relations department at 267-803-3801.

Each of Finisar and Optium, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from that company’s respective stockholders in connection with the proposed combination.  Information about the directors and executive officers of Finisar (including their respective ownership of Finisar shares) is contained in Finisar’s annual meeting proxy statement filed with the SEC on February 21, 2008 and available free of charge in the manner described above.  Information about the directors and executive officers of Optium (including their respective ownership of Optium shares) is contained in Optium’s annual meeting proxy statement filed with the SEC on November 13, 2007 and available free of charge in the manner described above.  Additional information regarding the interests of such participants in the proposed combination will be included in the Joint Proxy Statement/Prospects and the other documents filed by each company with the SEC relating to the proposed combination (when filed).

Optium Third Quarter Fiscal Year 2008 Results:

Consolidated Statement of Operations, GAAP Basis (in thousands, except per share amounts):

	| ——— Three months ended ——— |			| —— Nine months ended —— |
	May 3, 2008	February 2, 2008	April 28, 2007	May 3, 2008	April 28, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$45,004	$40,294	$34,547	$121,418	$98,696
Cost of revenues	33,077	29,413	25,190	88,941	70,709
Gross profit	11,927	10,881	9,357	32,477	27,987

Operating expenses:
Research and product development	6,149	5,995	3,379	17,181	9,888
Selling, general and administrative	7,059	6,231	3,711	19,641	9,897
Total operating expenses	13,208	12,226	7,090	36,822	19,785
Income (loss) from operations	(1,281)	(1,345)	2,267	(4,345)	8,202
Interest and other income (expense), net	402	614	1,333	1,721	2,491
Income (loss) before income tax	(879)	(731)	3,600	(2,624)	10,693
Income tax (benefit) provision	(217)	69	182	(83)	654
Net income (loss)	$(662)	$(800)	$3,418	$(2,541)	$10,039

Net income (loss) per share:
Basic	$(0.03)	$(0.03)	$0.13	$(0.10)	$0.57
Diluted	$(0.03)	$(0.03)	$0.13	$(0.10)	$0.41

Weighted average shares outstanding:
Basic	25,499	25,452	25,350	25,461	17,576
Diluted	25,499	25,452	26,647	25,461	24,639

Use of Non-GAAP Financial Measures

In evaluating the operating performance of its business, Optium’s management utilizes non-GAAP financial measures that exclude certain charges and credits that are required by GAAP. These items, which are identified in the table below, share one or more of the following characteristics: they are unusual and Optium does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; or they are unrelated to the ongoing operation of the business in the ordinary course.  The Company believes these non-GAAP financial measures are useful indications of the Company’s baseline operating performance before gains, losses or other charges that are considered by management to be outside of the Company’s core operating results.  A reconciliation of each of the non-GAAP financial measures to the nearest GAAP financial measure is set forth in the table below.

Please see Appendix A for additional information about this table.

Reconciliation of GAAP and Non-GAAP Financial Measures (in thousands, except per share data)

	| ——— Three months ended ——— |			| —- Nine months ended —- |
	May 3, 2008	February 2, 2008	April 28, 2007	May 3, 2008	April 28, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP to non-GAAP gross profit:
GAAP gross profit	$11,927	$10,881	$9,357	$32,477	$27,987
GAAP gross profit margin	26.5%	27.0%	27.1%	26.7%	28.4%
Non-GAAP adjustments to gross profit:
Cost of revenues:
Stock-based compensation (a)	52	84	23	196	34
Total non-GAAP adjustments to gross profit	52	84	23	196	34
Non-GAAP gross profit	$11,979	$10,965	$9,380	$32,673	$28,021
Non-GAAP gross profit margin	26.6%	27.2%	27.2%	26.9%	28.4%

Reconciliation of GAAP to non-GAAP net income (loss) and non-GAAP net income (loss) per share:
GAAP net income (loss)	$(662)	$(800)	$3,418	$(2,541)	$10,039
Cost of revenues:
Stock-based compensation (a)	52	84	23	196	34
Operating expenses:
Research and product development
Stock-based compensation (a)	343	492	69	1,197	93
Selling, general and administrative
Amortization of purchased intangibles	101	101	—	303	—
Duplicate facility costs during facility move	103	65	171	168	610
Merger transaction expenses	614	—	—	614	—
Patent litigation expenses	614	774	614	3,387	933
Stock-based compensation (a)	841	1,009	325	2,494	722
Deferred tax adjustment	(227)	32	—	(160)	—
Income tax provision on non-GAAP adjustments	(81)	(53)	(60)	(204)	(117)
Non-GAAP net income (loss)	$1,698	$1,704	$4,560	$5,454	$12,314

GAAP net income (loss) per share:
Basic	$(0.03)	$(0.03)	$0.13	$(0.10)	$0.57
Diluted	$(0.03)	$(0.03)	$0.13	$(0.10)	$0.41

Shares used in computing GAAP net income (loss) per share:
Basic	25,499	25,452	25,350	25,461	17,576
Diluted	25,499	25,452	26,647	25,461	24,639

Non-GAAP net income (loss) per share:
Basic	$0.07	$0.07	$0.18	$0.21	$0.70
Diluted	$0.07	$0.07	$0.17	$0.21	$0.50

Shares used in computing non-GAAP net income (loss) per share:
Basic	25,499	25,452	25,350	25,461	17,576
Diluted	26,108	26,178	26,647	26,053	24,639

(a)

Of the aggregate $1,236, $1,585 and $3,886 in stock-based compensation expense for the three months ended May 3, 2008, February 2, 2008 and the nine months ended May 3, 2008, respectively, $105, $232 and $429, respectively, relates to stock-based compensation expense resulting from one-year restricted stock unit grants made in satisfaction of certain bonus payments under the Company’s employee and executive bonus plans.

Condensed Consolidated Balance Sheets

(in thousands)

	May 3, 2008	July 28, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,614	$25,359
Short-term investments	3,600	36,018
Accounts receivable, net	32,758	21,853
Inventories, net	27,699	20,684
Restricted cash	415	68
Deferred tax asset, current portion	6,219	4,976
Prepaid expenses and other current assets	1,941	1,039
Total current assets	115,246	109,997

Property and equipment, net	16,164	9,124
Goodwill	38,993	37,923
Deferred tax asset, non-current portion	7,776	8,881
Intangible assets, net	1,705	2,006
Other assets	612	170
Total assets	$180,496	$168,101

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$28,768	$20,222
Accrued expenses	5,155	4,389
Accrued warranty	385	359
Current portion of debt	31	46
Total current liabilities	34,339	25,016
Long-term debt, net of current portion	—	17
Other long-term liabilities	404	189
Total liabilities	34,743	25,222

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital-common stock	194,634	191,118
Deferred compensation	(549)	(924)
Treasury stock	(2,762)	(2,762)
Accumulated deficit	(49,032)	(46,395)
Accumulated other comprehensive income	3,459	1,839
Total stockholders’ equity	145,753	142,879

Total liabilities and stockholders’ equity	$180,496	$168,101

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended	Nine Months Ended
	May 3, 2008	April 30, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,541)	$10,039
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,379	1,969
Stock-based compensation	3,615	881
Provision for doubtful accounts	23	11
Loss on disposal of property and equipment	4	9
Change in deferred taxes	(103)	—
Changes in operating assets and liabilities:
Accounts receivable	(10,987)	(7,787)
Inventories, net	(6,794)	(5,133)
Prepaid expenses and other current assets	(933)	(1,065)
Other assets	(475)	(180)
Accounts payable	8,366	3,369
Accrued expenses	896	343
Other current liabilities	—	(2,640)
Warranty liabilities	24	82
Other long-term liabilities	64	92
Net cash used in operating activities	$(5,462)	$(10)
Cash flows from investing activities:
Purchase of property and equipment	(9,542)	(3,964)
Proceeds from sale of property and equipment	—	30
Release of restricted cash	(167)	—
Purchases of marketable securities	(57,557)	(45,562)
Maturities and sales of marketable securities	89,975	22,384
Net cash provided by (used in) investing activities	$22,709	$(27,112)
Cash flows from financing activities:
Payments on line of credit	(32)	(671)
Net proceeds from initial public offering	—	95,378
Proceeds from exercise of employee stock options	28	47
Net cash (used in) provided by financing activities	$(4)	$94,754

Effect of exchange rate changes on cash and cash equivalents	12	33

Net increase in cash and cash equivalents	17,255	67,665
Cash and cash equivalents, beginning of period	25,359	10,377
Cash and cash equivalents, end of period	$42,614	$78,042

Appendix A

In calculating the non-GAAP financial measures contained elsewhere in this release, the Company adjusted its GAAP results to exclude certain charges and credits that are required by GAAP as follows:

•                  Stock-based compensation expense — The Company incurs stock-based compensation expense with respect to equity incentive awards made to employees, directors and other service providers, including (a) long-term equity incentive awards made to new hires and existing employees and (b) equity incentive awards made in satisfaction of certain bonus payments as earned under the Company’s executive and employee bonus plans, which can be satisfied with equity incentive awards or cash at the option of the Company.

•                  Amortization of purchased intangibles - The Company purchased intangible technology assets from Microdisplay Corporation in July 2007 and is amortizing the purchase price of these purchased intangibles over a five year useful life.

•                  Duplicate facility costs during facility move - The Company has incurred duplicate facility costs during facility move as a result of (a) the execution of a lease for its current U.S. operating facility and the early termination of the lease for its prior U.S. operating facility and (b) the execution of a lease for its future Australian operating facility.  The Company completed the U.S. facility relocation during the third quarter of fiscal 2007 and expects to complete the Australian facility relocation during calendar 2008.

•                  Merger transaction expenses — The Company has incurred expenses in connection with its proposed merger transaction with Finisar Corporation announced May 16, 2008.  These expenses have included legal fees and expenses, accounting due diligence fees and expenses, and travel and related expenses.

•                  Patent litigation expenses - Since the first quarter of fiscal 2007, the Company has incurred expenses in connection with the defense of patent infringement lawsuits brought against Optium with respect to certain of Optium’s cable TV products.

•                  Deferred tax adjustment - The Company recognized a tax benefit in July 2007 as the result of removal of valuation allowances associated with NOLs and other credits in the United States and, as a result, will incur non-cash tax expense in certain future taxable periods.

While non-GAAP financial measures are not calculated in accordance with GAAP or alternatives for measures calculated in accordance with GAAP, the Company believes that providing this information to investors, in addition to GAAP measures, allows investors to better evaluate its current core operating performance relative to prior periods and its financial results in comparison to its competitors.  However, non-GAAP financial measures:

•                  are not measures of financial performance calculated in accordance with GAAP;

•                  do not represent financial measures as defined by GAAP; and,

•                  should not be considered as an alternative to financial measures prepared in conformity with GAAP.

Further, the Company’s non-GAAP financial measures as calculated may not be necessarily comparable to similarly titled measures reported by other companies.

Optm-F